Exhibit 21

Subsidiaries of the Registrant

GigOptix LLC, an Idaho limited liability company

GigOptix-Helix AG, a Swiss corporation

Lumera Corporation, a Delaware corporation

ChipX, Incorporated, a Delaware corporation

GigOptix (Israel) Ltd., an Israel corporation

Endwave Corporation, a Delaware corporation

Endwave International Company Limited, a Thailand corporation